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                                                                                                           Exhibit (12)
                                                CMS ENERGY CORPORATION
                                          Ratio of Earnings to Fixed Charges
                                                 (Millions of Dollars)



                                                   Six Months
                                                      Ended                    Years Ended December 31
                                                  June 30, 1996     1995      1994      1993      1992      1991
                                                                                                   (b)     (c)(d)
                                                  ---------------------------------------------------------------
Earnings as defined (a)
- -----------------------
Net income                                            $138          $204     $ 179     $ 155     $(297)    $(262)
Income taxes                                            85           118        92        75      (146)      (94)
Exclude equity basis subsidiaries                      (32)          (57)      (18)       (6)       10        10
Fixed charges as defined, adjusted to
  exclude capitalized interest of $4,
  $8, $6, $5, $3, and $5 million for
  the six months ended June 30, 1996
  and for the years ended December 31,
  1995, 1994, 1993, 1992 and 1991,
  respectively                                         146           280       237       245       228       364
                                                     ------------------------------------------------------------
Earnings as defined                                  $ 337         $ 545     $ 490     $ 469     $(205)    $  18
                                                     ============================================================


Fixed charges as defined (a)
- ----------------------------
Interest on long-term debt                           $ 116         $ 224     $ 193     $ 204     $ 169     $ 274
Estimated interest portion of lease rental               5             9         9        11        16        17
Other interest charges                                  12            27        18        24        35        68
Preferred securities
  dividends and distributions                           27            42        36        17        16        15
                                                     ------------------------------------------------------------
Fixed charges as defined                             $ 160         $ 302     $ 256     $ 256     $ 236     $ 374
                                                     ============================================================

Ratio of earnings to fixed charges                    2.11          1.81      1.91      1.83         -         -
                                                     ============================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million.  Earnings as defined include a $520 million pretax loss on the settlement of MCV Power Purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation Company's reduction in its investment in The Oxford Energy Company.  The ratio of earnings to fixed charges would have been 1.30 excluding these amounts.

(c) Excludes an extraordinary after-tax loss of $14 million.

(d) For the year ended December 31, 1991, fixed charges exceeded earnings by $356 million.  Earnings as defined include pretax losses of $398 million for write-downs and reserve amounts related to the abandonment of the Midland nuclear plant, $76 million for potential customer refunds and other reserves, and $51 million relating to CMS Generation
Company's reduction in its investment in The Oxford Energy Company.  The ratio of earnings to fixed charges would have been 1.45 excluding these amounts.


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